Exhibit 99.1

Contact:	John R. Lund, CFO
Cysive, Inc.
703.259.2300

Cysive Shareholders Approve Going Private Transaction

Reston, VA – November 28, 2003 – Cysive, Inc. (Nasdaq: CYSV) (“Cysive”) announced that at the special meeting of Cysive’s shareholders held today, Cysive’s shareholders adopted the Agreement and Plan of Merger, dated as of May 30, 2003, as amended by the Amendment to Agreement and Plan of Merger, dated as of September 14, 2003 (together, the “Merger Agreement”), among Cysive and Snowbird Holdings, Inc. (“Snowbird”), a newly formed entity owned by Nelson A. Carbonell, Jr., Chairman of the Board of Directors, President and Chief Executive Officer of Cysive, and Snowbird Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and wholly-owned subsidiary of Snowbird, pursuant to which Merger Sub will merge with and into Cysive with Cysive being the surviving corporation and a wholly-owned subsidiary of Snowbird (the “Merger”).

Shareholders representing approximately 68.7% of the total outstanding shares of Cysive common stock voted in favor of the Merger Agreement, approximately 4.6% voted no and approximately 26.7% abstained or did not vote.

Cysive expects to complete the Merger as soon as practicable, currently anticipated to be Monday, December 1, 2003. Upon closing of the Merger, Cysive will become a privately held, wholly-owned subsidiary of Snowbird. Accordingly, Cysive will file notices with the Securities and Exchange Commission and with the Nasdaq Stock Market requesting termination of registration and withdrawal from listing, respectively. Cysive expects the Nasdaq Stock Market to suspend trading in shares of Cysive common stock effective at the end of the trading day today.

Under the terms of the Merger Agreement, shareholders of Cysive common stock, other than those who perfect appraisal rights under Delaware law, will have the right to receive merger consideration of $3.23 per share. Shareholders who hold their Cysive shares in “street name” will receive payment through their accounts pursuant to arrangements between Wachovia Bank, N.A., Cysive’s paying agent, and The Depository Trust Company. Registered shareholders will receive instructions by mail from Wachovia on the manner in which to surrender their share certificates in exchange for the Merger consideration.

About Cysive®

Cysive is a provider of interaction server technology through its software product, Cysive Cymbio Interaction Server®, or Cysive Cymbio®. Cysive Cymbio is User Interaction Management (UIM) software that delivers a seamless user experience across devices, applications and intermittent connections. Cysive Cymbio integrates the enterprise where it affects users the most — the presentation tier — providing one corporate face to customers and other users. Cysive Cymbio software reduces the cost of multi-channel solutions and enables rapid front-end integration of third-party systems and newly acquired or merged companies. Cysive Cymbio delivers customers and internal users a great experience that increases satisfaction, self-service and productivity, while reducing call center, systems management and software maintenance costs. Cysive is headquartered in Reston, VA and can be found on the Internet at www.cysive.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Cysive’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties, including the risk that Cysive may be unable to successfully complete the proposed merger. Factors that may cause actual results to differ from those contained in the forward-looking statements include: the failure of any party to the merger agreement to satisfy a condition for the closing of the merger on or prior to December 1, 2003. For a discussion of other risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in Cysive’s quarterly report on Form 10-Q filed with the SEC on November14, 2003, and its other filings under the Securities Exchange Act of 1934, as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Cysive is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable securities laws.